                         ACCOUNTING SERVICES AGREEMENT

          AGREEMENT made as of the _____ day of __________, 1997 by and between Baker Fentress & Company, a [Delaware corporation] ("BFK"), and LEVCO Series Trust, a Delaware business trust (the "Trust").

          WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Trust desires to retain BFK to render certain accounting services to those series of the Trust described in Schedule A hereto, (each a "Fund" and, collectively, the "Funds"), and BFK is willing to render such services;

                              W I T N E S S E T H:
                              --------------------

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

          1. Appointment. The Trust hereby appoints BFK to act as accounting agent for the Trust on the terms set forth in this Agreement. BFK accepts such appointment and agrees to render the services herein set forth for the compensation provided for in Schedule B, annexed hereto and incorporated herein.


          In the event that the Trust establishes additional series with respect to which the Trust decides to retain BFK to act as accounting agent, the Trust shall so notify BFK in writing. If BFK is willing to render such services, BFK shall notify the Trust in writing whereupon such portfolio shall be deemed to be a Fund hereunder and shall be subject to the provisions of this Agreement except to the extent that said provisions (including those relating to the compensation payable by the Funds to BFK) are modified with respect to such Fund in writing by the Trust and BFK at the time. Without limiting the foregoing, it is understood that the Trust will from time to time issue separate series or classes of shares and may classify and reclassify shares of any such series or class. BFK shall identify to each such series or class property belonging to such series or class and in such reports, confirmations and notices to the Trust called for under this Agreement shall identify the series or class to which such report, confirmation or notice pertains.

          2. Delivery of Documents. The Trust will provide BFK with any documents that BFK may reasonably request and will notify BFK as soon as possible of any matter materially affecting the performance by BFK of its services under this Agreement.

          3. Duties. Subject to the supervision and direction of the Board of Trustees of the Trust, BFK, as accounting agent, will provide accounting related services to the Trust and assist in supervising various other services and undertakes to perform the following specific services (including the maintenance of such accounts, books and records relating to such services as may be required by Section 31(a) of the 1940 Act and the rules thereunder):

               (a)  Internal fund accounting and auditing services;

               (b) Valuing the Trust's assets and calculating the net asset value of the shares of the Fund on each business day as set forth in the Trust's Prospectuses in accordance with such procedures as may be adopted by the Board of Trustees of the Trust;

               (c) Accumulating information for and, subject to approval by the Trust's Treasurer, preparing all required financial statements for the Trust and preparing reports to the Trust's shareholders of record and the Securities and Exchange Commission including, but not necessarily limited to, Annual and Semi-Annual Reports to shareholders, Semi-Annual Reports on Form N-SAR and Notices pursuant to Rule 24f-2; and

               (d) Assisting in the preparation and filing of the Trust's tax returns.

          In performing its duties as accounting agent for the Trust, BFK will act in accordance with the Declaration of Trust, By-Laws, and Prospectuses of the Trust and with the instructions and directions of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act and the rules thereunder and all other applicable federal or state laws and regulations.

          4. Allocation of Expenses. BFK shall bear all expenses in connection with the performance of its services under this Agreement, except as noted below.

               (a) BFK shall not be required to pay any of the following expenses incurred by the Trust: costs of printing and mailing prospectuses, reports and notices; taxes and fees payable to federal, state and other governmental agencies; outside auditing expenses; outside legal expenses; or other expenses not specified in this Section 4 which may be properly payable by the Trust.

               (b) For the services to be rendered, the facilities to be furnished and the payments to be made to BFK, as provided for in this Agreement, the Trust shall compensate BFK for its services rendered pursuant to this Agreement in accordance with the fees set forth in Schedule B, annexed hereto and incorporated herein. Such fees do not include out-of-pocket disbursements of BFK for which BFK will be entitled to bill separately. Out-of-pocket disbursements shall include the items specified in Schedule C, annexed hereto and incorporated herein.

               (c) BFK will bill the Trust as soon as practicable after the end of each calendar quarter, and said billings will be detailed in accordance with the out-of-pocket schedule. The Trust will promptly pay to BFK the amount of such billing.

          5.  Limitation of Liability.

               (a) BFK shall not be liable to the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from BFK's willful misfeasance, bad faith or negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. The Trust will indemnify BFK against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the willful misfeasance, bad faith or negligence of BFK in the performance of such obligations and duties or by reason of its reckless disregard thereof. The Trust and BFK agree that the obligations of the Trust under this Agreement shall not be binding upon any of the members of the Trust's Board of Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Board of Trustees and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such members of the Board of Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Declaration of Trust.

               (b) In no event and under no circumstances shall either party to this Agreement be liable to the other party for consequential or indirect loss of profits, reputation or business or any other special damages under any provision of this Agreement or for any act or failure to act hereunder.

          6.  Term and Termination.

               (a) This Agreement shall remain in effect for an initial term of two years from the date hereof and from year to year thereafter provided such continuance is approved at least annually by the Board of Trustees of the Trust, and such continuance is also approved annually by the vote of a majority of the trustees of the Trust who are not parties to this agreement or "interested persons" (as defined in the 1940 Act) of any such party; and provided, however, that: (a) the Trust may, at any time and without the payment of any penalty, terminate this Agreement upon sixty days' written notice to BFK; (b) this agreement shall immediately terminate in the event of its assignment (as such term is used by the 1940 Act and the rules thereunder); and (c) BFK may terminate this agreement without payment of any penalty on sixty day's written notice to the Trust.

               (b) In the event a termination notice is given by the Trust, all reasonable out-of-pocket expenses associated with movement of records and materials and conversion thereof will be borne by the Trust.

          7. Amendment to this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

          8.  Miscellaneous.

               (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Trust or BFK shall be sufficiently given if addressed to the party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                         To the Trust:
                         LEVCO Series Trust
                         One Rockefeller Plaza
                         25th Floor
                         New York, New York  10020
                         Attention:  Glenn Aigen

                         To BFK:
                         200 West Madison Street
                         Suite 3510
                         Chicago, Illinois 60606
                         Attn:  James P. Koneman

               (b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns.

               (c) This Agreement shall be construed in accordance with the laws of the State of New York.

               (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

               (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

               (f) This Agreement and the schedules hereto constitute the entire agreement between the parties hereto with respect to the matters described herein.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

                               BAKER FENTRESS & COMPANY

                               By:
                                  ---------------------

                               LEVCO SERIES TRUST

                               By:
                                  ---------------------

                                  SCHEDULE A

                              SERIES OF THE TRUST

  The series of LEVCO Series Trust currently subject to this Agreement are as follows:

                            LEVCO Equity Value Fund

                                  SCHEDULE B

                                 FEE SCHEDULE

In consideration of the services provided under this Agreement, BKF shall be entitled to receive a monthly fee, equal to the following:

          Average Monthly Net Assets             Monthly Fee
          --------------------------             -----------

             $ 0 -  50,000,000                      $2,000
              50 - 100,000,000                      $2,500
             100 - 200,000,000                      $3,000
             200 - 300,000,000                      $4,000
             over  300,000,000                      $5,000 plus
                                                    0.001%

Monthly fees shall be pro-rated for any month as to which this Agreement is not in effect for the entire month.

                                  SCHEDULE C

                            OUT-OF-POCKET EXPENSES

Out-of-pocket expenses are limited to the following items:

-  Postage (including overnight or other courier services)
-  Telephone
-  Telecommunications charges (including FAX)
-  Duplicating charges
-  Pricing services
-  Forms and supplies


-  Such other expenses as are agreed to by BFK and the Trust